Filed pursuant to Rule 433 dated June 2, 2010 relating to Preliminary Pricing Supplement No. 414 dated June 2, 2010 to Registration Statement No. 333-156423
Structured Investments	Morgan Stanley
$
Digital Buffered Securities Linked to the Performance of a Weighted Basket of Three Asian Currencies Relative to the European Union Euro due June 11, 2012
General
•
The securities are designed for investors who seek unleveraged exposure to the appreciation of an equally-weighted basket of three Asian currencies relative to the European Union euro over the term of the securities.  However, if the Basket Return declines below -5%, investors should be willing to lose some or all of their principal. Due to the Downside Leverage Factor described below, you may lose your entire initial investment. The Basket Return replicates a strategy of a U.S. dollar investor shorting the euro and going long the Basket Currencies. In calculating the Basket Return, the Basket Currency exchange rates are taken relative to the U.S. dollar and then translated into European Union euro terms as described below. Investors in the securities should be willing to accept this risk of loss and be willing to forgo interest in exchange for the opportunity to participate in any appreciation of the Basket Currencies relative to the European Union euro.

•	Senior unsecured obligations of Morgan Stanley maturing June 11, 2012. All payments on the securities at maturity are subject to the credit risk of Morgan Stanley.
•	Minimum purchase amount of $10,000 and minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
•	The securities are expected to price on or about June 4, 2010 and are expected to settle on or about June 11, 2010.
Key Terms
Issuer:	Morgan Stanley
Basket:	Basket Currency	Weighting	Initial Exchange Rate	Basket Currency / USD Exchange Rate Source	USD / EUR Exchange Rate Source
	Korean won (“KRW”)	33.3333%	(KRW/USD)*(USD/EUR)	Reuters: KFTC18	Reuters: ECB37
	Indonesian rupiah (“IDR”)	33.3333%	(IDR/USD)*(USD/EUR)	Reuters: ABSIRFIX01	Reuters: ECB37
	Singapore dollar (“SGD”)	33.3333%	(SGD/USD)*(USD/EUR)	Reuters: ABSIRFIX01	Reuters: ECB37
Payment at Maturity:	At maturity, you will receive an amount per security based on the performance of the Basket as a whole relative to the European Union euro. The Basket Return may be positive or negative.
• If the Basket of currencies strengthens or remains unchanged relative to the European Union euro so that the Basket Return is zero or positive, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to the greater of (i) the Contingent Return Amount and (ii) the $1,000 Stated Principal Amount plus $1,000 times the Basket Return.
• If the Basket of currencies weakens relative to the European Union euro so that the Basket Return is negative but greater than or equal to -5%, you will receive a payment at maturity equal to $1,000 for each $1,000 Stated Principal Amount of securities you hold.
•
If the Basket of currencies weakens relative to the European Union euro so that the Basket Return is less than -5%, you will receive for each $1,000 Stated Principal Amount of securities that you hold a payment at maturity equal to $1,000 plus (i) $1,000 times (ii) the Basket Return plus the Buffer Amount times (iii) the Downside Leverage Factor, which will be an amount less than the $1,000 stated principal amount.  There is no minimum payment at maturity on the securities.

In this scenario, investors will be exposed to the decline below -5% on a leveraged basis, and will lose 1.0526% (the “Downside Leverage Factor”) of their principal amount for every 1% decline in the Basket Return below -5%. For example, if the Final Basket Level declines by 50% from the Initial Basket Level, investors will lose 47.376% of their principal.
Contingent Return Amount:	$1,280 per security. The actual Contingent Return Amount will be determined on the Pricing Date and will not be less than $1,280 per security.
Buffer Amount:	5%
Downside Leverage Factor:	1.0526
CUSIP / ISIN:	617482JZ8 / US617482JZ81
Terms continued on following page

Investing in the securities involves a number of risks.  See “Risk Factors” beginning on PS-12 of the accompanying preliminary pricing supplement and “Selected Risk Considerations” beginning on PS-9 of this document.

Morgan Stanley has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this document relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov.  Alternatively, Morgan Stanley, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement and this document if you so request by calling toll-free 1-800-584-6837.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance.  In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document or the accompanying preliminary pricing supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per security	100%	%	%
Total	$	$	$
(1)	Certain fiduciary accounts will pay a purchase price of % per security, and the placement agents with respect to sales made to such accounts will forgo any fees.
(2)
Please see “Supplemental Plan of Distribution” in this document and “Description of Securities—Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement for information about fees and commissions.

THE SECURITIES ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.
JPMorgan
Placement Agent
June 2, 2010

Terms continued from previous page:

Basket Return:	The percentage change from the Initial Basket Level to the Final Basket Level, calculated as follows: (Final Basket Level – Initial Basket Level) / Initial Basket Level
Initial Basket Level:	Set to equal 100 on the Pricing Date
Final Basket Level:	The arithmetic average of the Basket Levels on each Averaging Date
Basket Level:	For any Averaging Date, the Basket Level will be calculated as follows: 100 x (1 + KRW Return + IDR Return + SGD Return)
Currency Return:
The Currency Return for each Basket Currency (which we refer to as the KRW return, the IDR return and the SGD return, respectively) on any Averaging Date is calculated as follows:
[1 - (Final Exchange Rate / Initial Exchange Rate)] x Weighting

Exchange Rate:
The Exchange Rate for any Basket Currency on any day is the exchange rate for such Basket Currency relative to the European Union euro (expressed as the number of units of such Basket Currency per unit of European Union euro).  The Exchange Rate for each Basket Currency will be calculated by taking (i) the exchange rate for such Basket Currency relative to the U.S. dollar (expressed as units of such Basket Currency per U.S. dollar) multiplied by (ii) the exchange rate for U.S. dollars relative to the European Union euro (expressed as U.S. dollars per unit of European Union euro) on such day.

Initial Exchange Rate:	For each Basket Currency, the Exchange Rate of such Basket Currency on the Pricing Date
Final Exchange Rate:	For each Basket Currency on each Averaging Date, the Exchange Rate of such Basket Currency on such Averaging Date
Averaging Dates:	May 31, 2012, June 1, 2012, June 4, 2012, June 5, 2012 and June 6, 2012
Maturity Date:	June 11, 2012
Listing:	The securities will not be listed on any securities exchange.

Additional Terms Specific to the Securities

You should read this document together with the preliminary pricing supplement dated June 2, 2010, as supplemented by the prospectus dated December 23, 2008 and the prospectus supplement dated December 23, 2008.  This document, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying preliminary pricing supplement, as the securities involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Preliminary pricing supplement No. 414 dated June 2, 2010:
http://www.sec.gov/Archives/edgar/data/895421/000095010310001634/dp18014_424b2-ps414.htm

•	Prospectus supplement dated December 23, 2008:
http://www.sec.gov/Archives/edgar/data/895421/000095010308003005/dp12094_424b2-seriesf.htm

•	Prospectus dated December 23, 2008:
http://www.sec.gov/Archives/edgar/data/895421/000095010308003004/dp12129_424b2-debt.htm

Terms used in this document are defined in the accompanying preliminary pricing supplement, prospectus supplement or prospectus.  As used in this document, the “Company,” “we,” “us” or “our” refer to Morgan Stanley.

How Do Exchange Rates Work?

•	Exchange rates reflect the amount of one currency that can be exchanged for another currency.

•
The exchange rate for each of the Basket Currencies is expressed as the number of units of that currency per European Union euro.  As a result, a decrease in the exchange rate means that the relevant Basket Currency has appreciated / strengthened relative to the European Union euro.  This means that it takes fewer units of the relevant Basket Currency to purchase one (1) European Union euro on the relevant Averaging Date than it did on the Pricing Date.

In the example below, the Korean won has strengthened relative to the European Union euro by 10% resulting in a 10% gain for a won investor shorting the European Union euro as 1 EUR would be sold on the Pricing Date for 1,500 Korean won and purchased back on the Averaging Dates for 1,350 Korean won:

Pricing Date (# KRW / 1 EUR)	Averaging Date (# KRW / 1 EUR)
1,500	1,350

Conversely, an increase in the exchange rate means that the relevant Basket Currency has depreciated / weakened relative to the European Union euro.  This means that it takes more of the relevant Basket Currency to purchase one (1) European Union euro on the relevant Averaging Date than it did on the Pricing Date.

In the example below, the Korean won has weakened relative to the European Union euro by 10% resulting in a 10% loss for a won investor shorting the European Union euro as 1 EUR would be sold on the Pricing Date for 1,500 Korean won and purchased back on the Averaging Dates for 1,650 Korean won:

Pricing Date (# KRW / 1 EUR)	Averaging Date (# KRW / 1 EUR)
1,500	1,650

Actual exchange rates on the Pricing Date and the Averaging Dates will vary from those used in the examples above.

Hypothetical Examples of Amounts Payable at Maturity

For each security, the following graph illustrates the payout on the securities at maturity for a range of hypothetical Basket Returns.  The graph is based on the following terms:

•	Stated Principal Amount per Security:	$1,000
•	Minimum Payment at Maturity:	None
•	Hypothetical Contingent Return Amount:	$1,280
•	Downside Leverage Factor:	1.0526
•	Buffer Amount:	5%

Where the Basket Return is zero or positive, the payouts on the securities at maturity reflected in the graph below are equal to the greater of (i) the hypothetical Contingent Return Amount and (ii) $1,000 plus $1,000 multiplied by the Basket Return.  Where the Basket Return is negative but greater than or equal to -5%, the payout on the securities at maturity reflected in the graph are equal to $1,000.  Where the Basket Return is less than -5%, the payouts on the securities at maturity reflected in the graph below are equal to $1,000 plus (i) $1,000 times (ii) the Basket Return plus the Buffer Amount times (iii) the Downside Leverage Factor (1.0526) and are less than $1,000 stated principal amount of each security.  The graph does not show every situation that may occur.  The actual Contingent Return Amount will be determined on the Pricing Date and will not be less than $1,280 per security.

Because the Basket Return replicates a strategy of shorting the European Union euro relative to the Basket Currencies, if the euro doubles in value relative to the Basket Currencies, you will lose your entire investment, and the maximum possible Basket Return is 100%, which will only occur if the European Union euro loses all value relative to each of the Basket Currencies.

Hypothetical Payouts on the Securities at Maturity

Below are three examples of how to calculate the Basket Return and the payment at maturity based on a hypothetical Contingent Return Amount of $1,280 per security and the hypothetical Exchange Rates in the respective tables below.  For the sake of simplicity, each table assumes that the hypothetical Final Exchange Rate is the same on each Averaging Date.  The following hypothetical examples are provided for illustrative purposes only.  Actual results will vary.

The Exchange Rates for each of the Basket Currencies are expressed as the number of units of the applicable Basket Currency per European Union euro.  For each Basket Currency, a decrease in the Exchange Rate means that such Basket Currency has appreciated/strengthened relative to the European Union euro and an increase in the Exchange Rate means that such Basket Currency has depreciated/weakened relative to the European Union euro.

Example 1: The Basket Return is positive.

Basket Currency	% Weight in Basket	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate on each Averaging Date	Currency Return
Korean won	33.3333%	1,500	1,350	10%
Indonesian rupiah	33.3333%	12,000	10,800	10%
Singapore dollar	33.3333%	1.80	1.62	10%

Basket Return = (Final Basket Level – Initial Basket Level) / Initial Basket Level

Final Basket Level = average of Basket Levels on each Averaging Date

Basket Level = Initial Basket Level x (1 + KRW return + IDR return + SGD return)

Currency Return = the product of (i) 1 - (Final Exchange Rate / Initial Exchange Rate) and (Ii) Weighting

[1 – (Final Korean won Exchange Rate / Initial Korean won Exchange Rate) ]  x  33.3333%, plus

[1 – (Final Indonesian rupiah Exchange Rate / Initial Indonesian rupiah Exchange Rate) ]  x  33.3333%, plus

[1 – (Final Singapore dollar Exchange Rate / Initial Singapore dollar Exchange Rate) ]  x  33.3333%, plus

Using the Exchange Rates above, the Basket Level equals:

Korean won:   [1 – (1,350 / 1,500)] x 33.3333%  = 3.33333%, plus

Indonesian rupiah:   [1 – (10,800 / 12,000)] x 33.3333%  = 3.33333%, plus

Singapore dollar:   [1 – (1.62 / 1.80)] x 33.3333%  = 3.33333%

Basket Level for each Averaging Date = 100 x (1 + 3.33333% + 3.33333% + 3.33333%) = 100 x 1.10 = 110

Final Basket Level = (110 + 110 + 110 + 110 + 110) / 5 = 110

Basket Return = (110 – 100) / 100 = 10%

Because the Basket Return is positive, the payment at maturity will equal the greater of (i) the hypothetical Contingent Return Amount of $1,280 and (ii) $1,000 plus $1,000 times the Basket Return.

Because the hypothetical Contingent Return Amount Is greater than $1,000 + $1,000 times the Basket Return ($1,100), the payment at maturity per security will be $1,280, or the hypothetical Contingent Return Amount.

Example 2: The Basket Return is negative and greater than -5%.

Basket Currency	% Weight in Basket	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate on each Averaging Date	Currency Return
Korean won	33.3333%	1,500	1,425	5%
Indonesian rupiah	33.3333%	12,000	13,200	–10%
Singapore dollar	33.3333%	1.80	1.89	–5%

Basket Return = (Final Basket Level – Initial Basket Level) / Initial Basket Level

Final Basket Level = average of Basket Levels on each Averaging Date

Basket Level = initial basket level x (1 + KRW return + IDR return + SGD return)

Currency Return = the product of (i) 1 - (Final Exchange Rate / Initial Exchange Rate) and (ii) Weighting

Korean won:   [1 – (1,425 / 1,500)] x 33.3333%  = 1.66667%, plus

Indonesian rupiah:   [1 – (13,200 / 12,000)] x 33.3333%  = -3.33333%, plus

Singapore dollar:   [1 – (1.89 / 1.80)] x 33.3333%  = -1.66667%

Basket Level for each Averaging Date = 100 x (1 + 1.66667% + -3.33333% + -1.66667%) = 100 x 0.966667 = 96.6667

Final Basket Level = (96.6667 + 96.6667 + 96.6667 + 96.6667 + 96.6667) / 5 = 96.6667

Basket Return = (96.6667 – 100) / 100 = -3.33333%

Because the Basket Return is negative but greater than -5%, the payment at maturity will equal the $1,000 stated principal amount per security.

Example 3: The Basket Return is less than -5%.

Basket Currency	% Weight in Basket	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate on each Averaging Date	Currency Return
Korean won	33.3333%	1,500	1,425	5%
Indonesian rupiah	33.3333%	12,000	14,400	–20%
Singapore dollar	33.3333%	1.80	2.34	–30%

Basket Return = (Final Basket Level – Initial Basket Level) / Initial Basket Level

Final Basket Level = average of Basket Levels on each Averaging Date

Basket Level = Initial Basket Level x (1 + KRW return + IDR return + SGD return)

Currency Return = the product of (i) 1 - (Final Exchange Rate / Initial Exchange Rate) and (ii) Weighting

Korean won:   [1 – (1,425 / 1,500)] x 33.3333%  = 1.66667%, plus

Indonesian rupiah:   [1 – (14,400 / 12,000)] x 33.3333%  = -6.66667%, plus

Singapore dollar:   [1 – (2.34 / 1.80)] x 33.3333%  = -10%

Basket Level for each Averaging Date = 100 x (1 + 1.66667% + -6.66667% + -10%) = 100 x 0.85 = 85

Final Basket Level = (85+ 85+ 85+ 85+ 85) / 5 = 85

Basket Return = (85– 100) / 100 = -15%

Because the Basket Return is less than -5%, the payment at maturity will equal $1,000 + [$1,000 x (Basket Return + Buffer Amount) x Downside Leverage Factor]:

$1,000 + [$1,000 x (-15% + 5%) x 1.0526] = $894.74

The payment at maturity per security will be $894.74, which is less than the stated principal amount.

The Basket Return may be negative even though one or more Basket Currencies have strengthened relative to the European Union euro over the term of the securities as this strengthening may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the European Union euro of one or more of the other Basket Currencies.  In the above example, the strengthening of the Korean won relative to the European Union euro by 5% is more than offset by the weakening of the Indonesian rupiah and the Singapore dollar by 20% and 30%, respectively.

Please review the graphs of the historical exchange rates of each of the Basket Currencies against the European Union euro during the period from January 1, 2005 through May 28, 2010 and in this document under “Historical Information.”  Please also review the graph of the historical performance of the equally-weighted basket for the same period in this document under “Historical Information” below, which illustrates the effect of the offset and/or correlation among the Basket Currencies during such period.  You cannot predict the future performance of any of the Basket Currencies or of the Basket as a whole, or whether the strengthening of any of the Basket Currencies relative to the European Union euro will be offset by the weakening of other Basket Currencies relative to the European Union euro, based on their historical performance.

Selected Purchase Considerations

•
UNLEVERAGED APPRECIATION POTENTIAL — The securities provide unleveraged exposure to the performance of the Basket, without upside return enhancement. In addition, if the Basket Return is greater than or equal to zero, you may receive a fixed return of at least $1,280 per security, which we refer to as the Contingent Return Amount, at maturity even if the Basket has appreciated by less than 28%. The actual Contingent Return Amount will be determined on the Pricing Date and will not be less than $1,280 per security. Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•
LIMITED PROTECTION AGAINST LOSS — Payment at maturity of the principal amount of the securities is protected against a decline in the Final Basket Level, as compared to the Initial Basket Level, of 5%. However, if the Final Basket Level is less than the Initial Basket Level by more than 5%, for every 1% decline of the Basket beyond 5%, you will lose an amount equal to 1.0526% of the principal amount of your securities.

•
EXPOSURE TO THE BASKET CURRENCIES VERSUS THE EURO — The return on the securities is linked to the performance of a basket of Asian currencies, which we refer to as the Basket Currencies, relative to the European Union euro, and will enable you to participate in potential increases in the value of the Basket Currencies, relative to the European Union euro, during the term of the securities. The Basket derives its value from an equally weighted group of currencies consisting of the South Korean won, the Indonesian rupiah and the Singapore dollar.  In calculating the Basket Return, the Basket Currency exchange rates are taken relative to the U.S. dollar and then translated into European Union euro terms as described below.

•
TAX CONSIDERATIONS — You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.

Although, the issuer believes that, under current law, it is reasonable to treat a security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities.

Assuming this treatment of the securities is respected, the following U.S. federal income tax consequences should result based on current law:

▪	a U.S. Holder should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange, and

▪
upon sale, exchange or settlement of the securities at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be ordinary income or loss, unless an election to treat such gain or loss as capital gain or loss is available and validly made by the U.S. Holder.

Please read the discussion under “Selected Risk Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Selected Risk Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks.  Investing in the securities is not equivalent to investing directly in the Basket Commodities.

•
THE SECURITIES DO NOT PAY INTEREST OR GUARANTEE THE RETURN OF ANY PRINCIPAL AT MATURITY — The terms of the securities differ from those of ordinary debt securities in that we will not pay you interest on the securities and do not guarantee the return of any principal.  Instead, at maturity you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based on the Basket Return.  Unless the Basket Return is greater than zero, the overall return on your investment in the securities may be less than the return on a conventional debt security of comparable maturity issued by us.  If at maturity the Basket Return is less than -5%, you will be exposed to that decline on a leveraged basis, and you will lose 1.0526% of your principal amount for every 1% decline in the Basket Return below -5%.  For example, if the Final Basket Level declines by 50% from the Initial Basket Level, you will lose 47.367% of your principal.  As there is no minimum payment on the securities, you could lose your entire investment.

•	THE SECURITIES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Fluctuations in the exchange rates between the European Union euro and the Basket Currencies will affect the value of the securities.

The exchange rates between the Basket Currencies and the European Union euro are volatile and are the result of numerous factors specific to the relevant countries and the European Union member countries including the supply of, and the demand for, those Basket Currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments and by macroeconomic factors and speculative actions related to different regions.  Changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country of each Basket Currency and the European Union member countries, including economic and political developments in other countries.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation,
•	existing and expected interest rate levels,
•	the balance of payments, and
•	the extent of governmental surpluses or deficits in the relevant foreign country and the European Union member countries.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the European Union member countries and other countries important to international trade and finance.  The weakening of any of the Basket Currencies relative to the European Union euro may have a material adverse effect on the value of the securities and the return on an investment in the securities.

•
THE SECURITIES REPLICATE A STRATEGY OF SHORTING THE EUROPEAN UNION EURO RELATIVE TO THE BASKET CURRENCIES, SUBJECT TO THE BUFFER AMOUNT AND THE CONTINGENT RETURN AMOUNT — The exchange rate for each Basket Currency is taken relative to the U.S. dollar and then translated into European Union euro terms and therefore it may differ from the direct exchange rate for such Basket Currency relative to the European Union euro.  In order to provide U.S. dollar investors with exposure to the Basket Currencies relative to European Union euro, the securities replicate a strategy of shorting the European Union euro relative to the Basket Currencies, subject to the effect of the Buffer Amount and Contingent Return Amount.  Accordingly, the Currency Return for each Basket Currency is calculated from the perspective of an investor engaging in that shorting strategy.  As a result, if the euro doubles in value relative to the Basket Currencies, you will lose your entire investment, and the maximum possible Basket Return is 100%, which will only occur if the European Union euro loses all value relative to each of the Basket Currencies.

•
THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND SECONDARY TRADING MAY BE LIMITED — The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities.  Our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

•
MARKET PRICE OF THE SECURITIES MAY BE INFLUENCED BY MANY UNPREDICTABLE FACTORS — Several factors, some of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market.  As noted above, we expect that the exchange rates for the Basket Currencies on any day will affect the value of the securities more than any other single factor.  Other factors that may influence the value of the securities include:

•	the volatility (frequency and magnitude of changes in value) of the Basket Currencies relative to the European Union euro,
•	interest and yield rates in the European Union market and in the markets for each of the Basket Currencies,
•
geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the Basket Currencies or currencies markets generally and that may affect the final exchange rates,

•	the time remaining to the maturity of the securities, and
•	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the stated principal amount if, at the time of sale, certain or all of the Basket Currencies have weakened relative to the European Union euro or if interest rates rise.

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THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF MORGAN STANLEY, AND ANY ACTUAL OR ANTICIPATED CHANGES TO ITS CREDIT RATINGS OR CREDIT SPREADS MAY ADVERSELY AFFECT THE MARKET VALUE OF THE SECURITIES – You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities, and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

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CONSISTING PARTIALLY OF EMERGING MARKETS CURRENCIES, THE BASKET IS SUBJECT TO AN INCREASED RISK OF SIGNIFICANT ADVERSE FLUCTUATIONS — The securities are linked to the performance of a basket consisting partially of emerging markets currencies.  There is an increased risk of significant adverse fluctuations in the performance of the underlying basket of currencies as the basket consists partially of currencies of less developed and less stable economies.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country, which may negatively affect the value of the securities.  For special risks related to each of the Basket Currencies, please see the following descriptions:

Korean won. The exchange rate between the Korean won and the European Union euro is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in the Republic of Korea or elsewhere and by macroeconomic factors and speculative actions.  Prior to 1997, the South Korean government permitted exchange rates to float within a daily range of 2.25%.  In response to economic difficulties in 1997, the government expanded the range of permitted exchange rate fluctuations to 10%.  In December 1997, the government eliminated the daily exchange rate band and the Korean won now floats according to market forces.  During the Asian financial crisis of 1997, the Korean won depreciated significantly.  While the Korean won is currently allowed to float freely, any existing or future restrictions on currency exchange in the Republic of Korea could affect the exchange rate between the Korean won and the European Union euro.

Indonesian rupiah. The exchange rate between the Indonesian rupiah and the European Union euro is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Indonesia or elsewhere and by macroeconomic factors and speculative actions.  From 1977 to 1997, the Indonesian government maintained a managed floating exchange rate system under which the Indonesian rupiah was linked to a basket of currencies.  In 1997, the Indonesian rupiah depreciated significantly during the Asian currency crisis and the Indonesian government subsequently abandoned its trading band policy and permitted the Indonesian rupiah to float without an announced level at which the government would intervene. The Indonesian government continues to intervene in the foreign exchange market and to impose restrictions on certain foreign exchange transactions and dealings.  Factors that might affect the Indonesian government’s policy with respect to the Indonesian rupiah include the extent of Indonesia’s foreign currency reserves, the balance of payments, the extent of governmental surpluses and deficits, the size of Indonesia’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, and political constraints to which Indonesia may be subject.

Singapore dollar. The exchange rate between the Singapore dollar and the European Union euro is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Singapore or elsewhere and by macroeconomic factors and speculative actions.  The Singapore dollar is permitted to fluctuate in value relative to the U.S. dollar within a trade-weighted band.  However, the government may choose to affect the exchange rate of its currency by central bank intervention, imposition of regulatory controls, taxes, revaluation or devaluation of the currency, the issuance of a replacement currency or by other available means.

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INTERVENTION IN THE CURRENCY MARKETS BY THE COUNTRIES ISSUING THE BASKET CURRENCIES COULD MATERIALLY AND ADVERSELY AFFECT THE VALUE OF THE SECURITIES — Specific currencies’ exchange rates are volatile and are affected by numerous factors specific to each foreign country.  Foreign currency exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments, including those issuing the Basket Currencies, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the securities is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders.  There will be no offsetting adjustment or change made during the term of the securities in the event that any floating exchange rate should become fixed, any fixed exchange rate should be allowed to float, or that the band limiting the float of any Basket Currency should be altered or removed.  Nor will there be any offsetting adjustment or change in the event of any other devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the Basket Currencies or the European Union euro, or any other currency.

A weakening of any of the Basket Currencies relative to the European Union euro may have a material adverse effect on the value of the securities and the return on an investment in the securities.

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EVEN THOUGH CURRENCIES TRADE AROUND-THE-CLOCK, THE SECURITIES WILL NOT — The Interbank market in foreign currencies is a global, around-the-clock market.  Therefore, the hours of trading for the securities, if any trading market develops, will not conform to the hours during which the Basket Currencies are traded.  Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the securities.  The possibility of these movements should be taken into account in relating the value of the securities to those in the underlying foreign exchange markets.  There is no systematic reporting of last-sale information for foreign currencies.  Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the value of the basket used to calculate the Basket Return.  There is no regulatory requirement that those quotations be firm or revised on a timely basis.  The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

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CHANGES IN THE EXCHANGE RATES OF ONE OR MORE OF THE BASKET CURRENCIES RELATIVE TO THE EUROPEAN UNION EURO MAY OFFSET EACH OTHER — Exchange rate movements in the Basket Currencies may not correlate with each other.  At a time when one or more of the Basket Currencies strengthens relative to the European Union euro, one or more of the other Basket Currencies may weaken relative the European Union euro or strengthen to a lesser extent. Therefore, in calculating the Basket Return, the strengthening relative to the European Union euro of one or more of the Basket Currencies may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the European Union euro of one or more of the other Basket Currencies. See “Historical Information” below.

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INVESTING IN THE SECURITIES IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE BASKET CURRENCIES — You may receive a lower payment at maturity than you would have received if you had invested directly in the Basket Currencies. The Basket Return is based on the Currency Return for each of the Basket Currencies, which is in turn based upon the formula set forth herein. The Currency Returns are dependent solely on such stated formula and not on any other formula that could be used for calculating Currency Returns.

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THE BASKET LEVEL ON ONE AVERAGING DATE MAY OFFSET THE BASKET LEVEL ON ANOTHER AVERAGING DATE — The securities may pay less than the stated principal amount at maturity even when one or more Basket Currencies have appreciated relative to the European Union euro on any one Averaging Date, as such appreciation may be partially or entirely offset by depreciation on other Averaging Dates.  Consequently, it is possible that you will receive at maturity an amount less than the $1,000 stated principal amount for each security you hold even if the Basket Return is positive as measured on only one of the Averaging Dates.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE BASKET CURRENCIES MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators.  These circumstances could adversely affect the exchange rates of the Basket Currencies and, therefore, the value of the securities.

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THE INCLUSION OF COMMISSIONS AND PROJECTED PROFIT FROM HEDGING IN THE ORIGINAL ISSUE PRICE IS LIKELY TO ADVERSELY AFFECT SECONDARY MARKET PRICES —  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities in secondary market transactions will likely be lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

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THE CALCULATION AGENT, WHICH IS A SUBSIDIARY OF THE ISSUER, WILL MAKE DETERMINATIONS WITH RESPECT TO THE SECURITIES — As calculation agent, Morgan Stanley Capital Services Inc., which we refer to as MSCS, will determine the Initial Exchange Rate, the Final Exchange Rate for each Basket Currency on the Averaging Dates, the currency returns and the Basket Return, and calculate the amount, if any, you will receive at maturity.  Determinations made by MSCS, in its capacity as calculation agent, including with respect to the calculation of any exchange rate in the event of a discontinuance of reporting of any Basket Currency’s exchange rate, may affect the payout to you at maturity.  See “Description of Securities—Exchange Rate” in the accompanying preliminary pricing supplement.

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HEDGING AND TRADING ACTIVITY BY MS & CO. AND ITS AFFILIATES COULD POTENTIALLY ADVERSELY AFFECT THE EXCHANGE RATES OF THE BASKET CURRENCIES — One or more of our subsidiaries expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the Basket Currencies), including trading in futures, forwards and/or options contracts on the Basket Currencies as well as in other instruments related to the Basket Currencies.  Some of our subsidiaries also trade the Basket Currencies and other financial instruments related to the Basket Currencies on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the Pricing Date could increase the values of one or more of the Basket Currencies relative to the European Union euro on the Pricing Date and, as a result, could increase the values relative to the European Union euro that such Basket Currencies must attain on the Averaging Dates before you would receive a payment at maturity that exceeds the $1,000 stated principal amount of the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the exchange rates of the Basket Currencies on the Averaging Dates and, accordingly, the amount of cash you will receive at maturity.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN — Please read the discussion under “Selected Purchase Considerations ― Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For instance, the IRS could assert that the securities should be treated as debt instruments, whereupon the timing and character of income might differ significantly.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as an open transaction, is higher than with other non-principal protected currency-linked securities.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.   Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the securities will be used in connection with hedging our obligations under the securities through one or more of our subsidiaries.  The hedging or trading activities of our affiliates on or prior to the Pricing Date and during the term of the securities, including on the Averaging Dates, could affect the Basket Level in a way that may reduce the amount you receive at maturity.

Historical Information

The following graphs set forth the historical performance of the Basket and the exchange rates of the Basket Currencies from January 1, 2005 through May 28, 2010. We obtained the information in the graphs below from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.  In addition, the Basket Level on any day will not be determined with reference to data published by Bloomberg and instead will be based on the rates for the Basket Currencies published on the relevant Reuters Pages.

The historical performance of the Basket and the exchange rates of the Basket Currencies set out in the graphs below should not be taken as an indication of future prices, and no assurance can be given as to the Basket Level on any of the Averaging Dates.  We cannot give you any assurance that the Final Basket Level will be above the Initial Basket Level so that at maturity you will receive a payment in excess of the Stated Principal Amount of the securities.

Historical Performance of the Basket

Historical Performance of Korean won
January 1, 2005 through May 28, 2010
(expressed as units of Korean won per European Union euro)

Historical Performance of Indonesian rupiah
January 1, 2005 through May 28, 2010
(expressed as units of Indonesian rupiah per European Union euro)

Historical Performance of Singapore dollar
January 1, 2005 through May 28, 2010
(expressed as units of Singapore dollar per European Union euro)

Benefit Plan Investor Considerations

Your purchase of a security in a self-directed Individual Retirement Account (an “IRA”) will be deemed to be a representation and warranty by you that, as of the date of purchase (i) neither the issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the investment of the assets of such self-directed IRA used to purchase the security or renders investment advice (within the meaning of Section 3(21)(A)(ii) of ERISA) with respect to any such IRA assets and (ii) in connection with the purchase of the security, such self-directed IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA), and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

See “Benefit Plan Investor Considerations” in the accompanying preliminary pricing supplement.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc. will act as placement agents for the securities and will receive a fee from the issuer that will not exceed $15 per $1,000 principal amount security.